EX-99(d)(2)

Steben Alternative Investment Funds

Form of Investment Subadvisory Agreement

This AGREEMENT is made and entered into as of this ___ day of _______, 2014 by and among Steben Alternative Investment Funds, a Delaware statutory trust (“Trust”), Steben & Company, Inc., a Maryland corporation (the “Advisor”), and Principal Global Investors, LLC, a _____________ (the “Subadvisor”);

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended, consisting of several series of shares, each having its own investment policies; and

WHEREAS, the Trust has retained the Advisor to provide the Trust with business and asset management services, subject to the control of the Board of Trustees (the “Trustees”); and

WHEREAS, the Trust’s agreement with the Advisor permits the Advisor to delegate to other parties certain of its asset management responsibilities; and

WHEREAS, the Advisor desires to retain the Subadvisor to render fixed income investment advisory services to the Trust with respect to certain of its series and such other series as the Trust and the Subadvisor may agree upon and so specify in the Appendix A attached hereto (collectively the “Funds”) and as described in the Trust’s registration statement on Form N-1A as amended from time to time, and the Subadvisor is willing to render such services;

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.          (a) Duties of the Subadvisor. The Advisor employs the Subadvisor to manage the investment and reinvestment of such portion, if any, of the Funds’ assets as is designated by the Advisor from time to time, and, with respect to such assets, to continuously review, supervise, and administer the investment program of the Funds, to determine in the Subadvisor’s discretion the securities to be purchased or sold, to provide the Advisor and the Trust with records concerning the Subadvisor’s activities which the Trust is required to maintain, and to render regular reports to the Advisor and to the Trust’s officers and Trustees concerning the Subadvisor’s discharge of the foregoing responsibilities. The Subadvisor shall discharge the foregoing responsibilities subject to the Advisor’s oversight and the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish and provide to the Subadvisor in writing, and in compliance with the objectives, policies, and limitations for each such Fund set forth in the Trust’s current registration statement as amended from time to time and made available to the Subadvisor together with written notification and applicable laws and regulations. The Subadvisor accepts such employment and agrees to render the services for the compensation specified herein and to provide at its own expense the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. In the event that the Subadvisor is appointed to manage only a portion of a Fund’s assets, then the Subadvisor’s duties and responsibilities shall be limited to only the portion designated for its investment advisory services and the Subadvisor shall have no responsibility for the management of any other assets of the Fund, nor for coordinating or monitoring the overall Fund compliance with applicable Fund-wide limitations or restrictions. The Advisor will instruct the Trust’s Custodian(s) to hold and/or transfer the Funds’ assets in accordance with Proper Instructions received from the Subadvisor. (For this purpose, the term “Proper Instructions” shall have the meaning(s) specified in the applicable agreement(s) between the Trust and its custodian(s), but generally refers to a writing by the representatives of the Subadvisor who have been authorized by the Trust’s Board from time to time to provide instructions to the Trust’s Custodian. For the purpose of clarification, “Proper Instructions” can be instructions in any format, including without limitation electronic instructions, that are agreed upon by the Subadvisor and the Trust’s Custodian.) The Subadvisor is authorized on behalf of the Funds, and consistent with the investment discretion delegated to the Subadvisor herein, to: (i) enter into agreements and execute any documents required to meet the obligations of the Trust with respect to any investments made for the Funds. Such documentation includes but may not be limited to any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, provided, however, that (a) the Subadvisor shall be responsible for ensuring that any such representations are accurate and consistent with the relevant Fund’s investment policies and other governing documents; (b) the Subadvisor shall be responsible for providing all notifications and delivering all documents required to be provided or delivered by a Fund under such documentation; and (c) the Subadvisor shall immediately notify the Advisor of any event of default, potential event of default or termination event affecting a Fund under such documentation. The Subadvisor further shall have the authority to instruct the custodian to: (i) pay cash for securities and other property delivered for the Funds, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold for the Funds; (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Funds with respect to any investments made pursuant to the Trust’s registration statement, provided, however, that unless otherwise approved by the Advisor, any such deposit margin or collateral shall be effected by transfer or segregation within an account maintained for the Funds by its custodian subject to control agreement, acceptable in form and substance to the Advisor, pursuant to which such custodian agrees and accepts entitlement, orders or instructions from the secured party with respect to such margin or collateral. The Subadvisor shall not have the authority to cause the Advisor or the Trust to deliver securities or other property, or pay cash to the Subadvisor other than payment of the management fee provided for in this Agreement. The Subadvisor will not be responsible for the cost of securities or brokerage commissions or costs associated with gaining access to foreign markets or any other Trust expenses except as specified in this Agreement.

(b)          Valuation.  In accordance with procedures and methods established by the Board, which may be amended from time to time, the Subadvisor will provide assistance to the Advisor, upon the Advisor’s written request, in determining the fair value of all securities and other investments owned by the Funds for which market prices are not readily available, and use reasonable efforts to arrange for the provision of valuation information or prices from parties independent of the Subadvisor, provided that the Subadvisor will not incur any cost or expense in connection with the provision of such valuation information or prices, with respect to the securities or other investments owned by the Funds for which market prices are not readily available.  The Subadvisor will use reasonable efforts to monitor the securities and other investments owned by the Funds for potential significant events that could affect their values and notify the Advisor when, in its opinion, a significant event has occurred that may not be reflected in the market values of such securities.

(c)          Compliance Matters.  The Subadvisor, at its expense, will provide the Advisor with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be agreed upon by such parties from time to time.  The Subadvisor also shall: (i) cooperate with and upon the Advisor’s written request provide reasonable assistance to the Advisor, the Trust’s administrator, custodian, transfer agent and pricing agents and all other agents and representatives of the Funds, the Trust and the Advisor; (ii) keep all such persons informed as to such matters as the Subadvisor may deem necessary to the performance of their obligations to the Funds, the Trust and the Advisor; (iii) provide responses to reasonable requests made by such persons as soon as reasonably practicable; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

2.          Portfolio Transactions. The Subadvisor is authorized to select the brokers or dealers (including, to the extent permitted by law and applicable Trust guidelines, the Subadvisor or any of its affiliates) that will execute the purchases and sales of portfolio securities for the Funds and is directed to use its best efforts to obtain best execution as described in the Trust’s current registration statement as amended from time to time. In selecting brokers or dealers, the Subadvisor may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Subadvisor receives in connection with activities for the Trust may also be used for the benefit of other clients and customers of the Subadvisor or any of its affiliates. The Subadvisor will promptly communicate to the Advisor and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request. The Subadvisor shall not, without the prior approval of the Advisor, effect any transactions which would cause the portion of the Fund’s assets designated to the Subadvisor to be out of compliance with any restrictions or policies of the Fund established by the Advisor or set forth in the Fund’s registration statement and made available to the Subadvisor together with written notification; provided, however, that the Subadvisor shall not be responsible for coordination or monitoring of compliance with Fund-wide restrictions and Subadvisor shall be entitled to rely on the Advisor to notify Subadvisor of any limitations on investment within the portion of the Fund for which the Subadvisor is responsible. The Subadvisor shall not consult with any other investment sub-adviser of the Fund concerning transactions for the Fund in securities or other assets.

3.          Voting Rights. Unless otherwise directed by the Advisor in writing, the Subadvisor shall receive and automatically exercise the voting rights with respect to any and all proxies regarding the assets in the Funds in the best interest of Fund shareholders and in accordance with the Subadvisor’s then current proxy voting policy and procedures, a copy of which has been provided to the Advisor.  The Subadvisor shall report to the Advisor in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX), including a record of all proxies not voted and/or voted inconsistently with Subadvisor’s proxy voting guidelines. The Subadvisor shall certify at least annually, or more often as may reasonably be requested by the Advisor, as to the compliance of its proxy voting policies and procedures with applicable federal statutes and regulations. The Subadvisor shall not be responsible for advising or acting for the Advisor or the Trust in legal proceedings, including but not limited to class actions, settlements and related proofs of claim, or bankruptcies, involving securities purchased or held in the Fund(s). Should the Subadvisor receive notices or related materials for the Fund(s) involving securities purchased by the Subadvisor in the Fund(s), the Subadvisor shall use commercially reasonable efforts to transmit copies of such notices to the Trust’s current custodian. The Subadvisor shall not incur any liability for any reasonable delay or failure to timely provide such notices or related materials to the Trust’s current custodian.

4.          Compensation of the Subadvisor. For the services to be rendered by the Subadvisor as provided in Sections 1 and 2 of this Agreement, the Trust shall pay to the Subadvisor compensation at the rate specified in Schedule(s) attached hereto and made a part of this Agreement. Such compensation shall be paid to the Subadvisor quarterly in arrears, and the Trust shall calculate the fee by applying the annual percentage rate(s) as specified in the attached Schedule(s) to the average daily assets of the specified Funds during the relevant quarter. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), if applicable, there shall be included such other assets as are specified in said Schedule(s). The Trust is solely responsible for the payment of fees to the Subadvisor, and the Subadvisor agrees to seek payment of its fees solely from the Trust.

The Subadvisor agrees: (1) that the blended fee rate in basis points contracted with the Trust will not exceed the blended fee rate in basis points contracted with an Account (as defined below) of the same or smaller size (including other accounts managed for the same client) for whom the Subadvisor provides investment advisory services under an asset based fee arrangement (i.e., not a performance fee arrangement); and (2) that the actual annual dollar fee paid by an Account of the same or larger size for whom the Subadvisor provides investment advisory services under an asset based fee arrangement (i.e., not a performance fee arrangement) will not be less than the actual annual dollar fee paid by the Trust.  In the event that the fee charged to the Trust exceeds the fee charged to an Account described in (1) or (2) above, the fee charged to the Trust shall automatically be reduced to match the fee charged to such other Account from the time such fee is charged to such other Account.  An Account is defined as follows: (i) an investment company registered under the Investment Company Act of 1940 (ii) utilizing a substantially similar investment strategy (iii) that becomes a client of the Subadvisor after the effective date of this Agreement.

Additionally, the Subadvisor agrees to promptly notify the Trust, upon request, if it contracts with an investment company registered under the Investment Company Act of 1940 to manage a fund having the substantially similar characteristics as that managed for the Steben Alternative Investment Funds, as determined by the Subadvisor. The notification will include discussion as to whether the new fund is substantially similar to the Fund.

5.          Other Services. At the request of the Trust or the Advisor, the Subadvisor in its discretion may make available to the Trust other services. Such services shall be rendered by the Subadvisor and billed to the Trust or the Advisor at a price to be agreed upon by the Subadvisor and the Trust or the Advisor.

6.          Reports. The Advisor (on behalf of the Trust) and the Subadvisor agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, Fund financial statements, and such other information with regard to this Agreement as each may reasonably request. The Advisor hereby acknowledges receipt of the Subadvisor’s Form ADV, Parts 2A and 2B before or at the time of entering into this Agreement pursuant to Rule 204-3 under the Investment Subadvisors Act of 1940.

7.          Status of Subadvisor. The services of the Subadvisor to the Trust are not to be deemed exclusive, and the Subadvisor and its directors, officers, employees and affiliates shall be free to render similar services to others so long as its services to the Trust are not impaired thereby in the judgment of the Subadvisor. The Subadvisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Advisor or the Trust in any way or otherwise be deemed an agent to the Advisor of the Trust.

8.          Certain Records. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act of 1940 that are prepared or maintained by the Subadvisor on behalf of the Advisor or the Trust are the property of the Advisor or the Trust and will be surrendered promptly to the Advisor or Trust on request; provided however, that the Subadvisor may retain copies of all such records.

9.          Liability of Subadvisor. The Subadvisor shall have no liability to the Trust, its shareholders or any third party arising out of or related to this Agreement except with respect to claims which occur due to any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement. The Subadvisor shall not be responsible for any loss incurred by reason of any act or omission of any custodian, including but not limited to any loss arising from, on account of or in connection with any custodian failing to timely notify the Subadvisor of any corporate action or similar transaction. The Subadvisor shall not be responsible for any loss incurred by reason of any act or omission of any broker or dealer; provided, however, that the Subadvisor will make reasonable efforts to require that brokers and dealers selected by the Subadvisor perform their obligations with respect to the Fund(s). The Subadvisor shall not be responsible for any loss incurred (i) by reason of any act or omission of the Advisor, (ii) in reliance upon or in furtherance of any direction or instruction by the Advisor or the Trustees, or (iii) with respect to the management of assets of the Fund that have not been designated as assets for which the Subadvisor is providing investment advisory services under this Agreement. The Subadvisor does not guarantee the future performance or any specific level of performance for the Fund or the portion of the Fund managed by the Subadvisor, the success of any investment decision or strategy that the Subadvisor may use, or the success of the Subadvisor’s overall management of the fixed income of the Fund for which it is providing investment advisory services. Investment decisions made under this Agreement by the Subadvisor are subject to various risks, including but not limited to market, interest rate, credit, counterparty, economic, political, legal, and operational risks. The Subadvisor’s investment decisions will not always be profitable and may result in significant loss or depreciation in the value of the Fund.

10.         Permissible Interests. To the extent permitted by law, Trustees, agents, and shareholders of the Trust are or may be interested in the Subadvisor (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Subadvisor are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Subadvisor (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise; provided that all such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust’s registration statement as required by law.

11.         Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its initial approval as to each Fund and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Fund; provided, however, that if the shareholders of any Fund fail to approve the Agreement as provided herein, the Subadvisor may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and rules thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder. This Agreement may be terminated as to any Fund at any time, without the payment of any penalty, by the Advisor, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund on not less than 30 days nor more than 60 days written notice to the Subadvisor, or by the Subadvisor at any time without the payment of any penalty, on 60 days written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the primary office of such party, unless such party has previously designated another address.

As used in this Section 11, the terms “assignment”, “interested persons”, and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

12.         Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13.         Amendments.  This Agreement may be amended by mutual consent, subject to approval by the Board and the Funds’ shareholders to the extent required by the 1940 Act.

14.         Governing Law.  This Agreement shall be governed by the laws of Delaware.

15.         Trust and Shareholder Liability.  The Subadvisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Fund, the obligations hereunder shall be limited to the respective assets of that Fund.  The Subadvisor further agrees that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of the Trust.

Notice is hereby given that this Agreement is not binding upon any of the Trustees, officers, or shareholders of the Trust individually.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Principal Global Investors, LLC		Steben & Company, Inc.

By:		By:
Name:			Kenneth E. Steben
Title:			President

Steben Alternative Investment Funds

By:
Name:	Francine Rosenberger
Title:	Secretary

Schedule A

To the

Investment Subadvisory Agreement

Between

Steben Alternative Investment Funds

Steben & Company, Inc.

and

Principal Global Investors, LLC

Steben Alternative Investment Funds (the “Trust”) shall pay compensation to Principal Global Investors, LLC (“Subadvisor”) pursuant to Section 4 of the Investment Advisory Agreement among the Trust, Steben & Company, Inc. and the Subadvisor for rendering fixed income investment management services with respect to the following Funds:

Steben Managed Futures Fund in accordance with the following annual percentage fee rates for all Trust assets as assets allocated by Steben under Subadvisor’s management:

10bps on assets from $250 million up to $400 million

9bps on assets from $400 million up to $500 million

8bps on assets from $500 million and above.

If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar quarter, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.

Dated as of ___________, 2014

Principal Global Investors, LLC	Steben & Company, Inc.

By:	By:
Name:	Name:
Title:	Title:

Steben Alternative Investment Funds

By:
Name:
Title: